                                                               Exhibit 1(A3)(ci)
                                                                            PPGA


                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               COMMISSION SCHEDULE

                      FOR PERSONAL PRODUCING GENERAL AGENTS
                 OR PERSONAL PRODUCING GENERAL AGENTS - SPECIAL

1.       OPTIONS (FORMS C111, C112, C116 AND STATE VARIATIONS)

         Scheduled Premiums

         First year and renewal commission rates for Scheduled Premiums paid when the Special Premium Payment Provision is not in effect. (Scheduled Premiums paid when the Special Premium Payment Provision is in effect are considered Unscheduled Premium Payments.)

                             FIRST YEAR COMMISSIONS

                                     FIRST YEAR COMMISSIONS
        -----------------------------------------------------------------------------
 Age       Nonsmoker        Nonsmoker      Smoker or Juvenile**  Smoker or Juvenile**   Expense
 At       Face Amount    Face Amount Less      Face Amount           Face Amount       Allowance
Issue*  $100,000 & Over    Than $100,000     $100,000 & Over     Less Than $100,000     Payments
-----   ---------------  ----------------  --------------------  -------------------   ---------
 0-60         50%              45%                 45%                   40%               41%
  65          45               40                  40                    35                36
  70          40               35                  35                    30                36
  75          30               25                  25                    20                26
  80          20               15                  15                    10                21

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

**       Juvenile ages are 0-21.

                   RENEWAL
                 COMMISSIONS              FEES
                 -----------     --------------------------
                               POLICY YEARS
                 ------------------------------------------
                 2 - 10          11 - 15         16 & LATER
                   9%               3%               2%


         Unscheduled Premiums

         Commission rates for Unscheduled Premium Payments.

                          COMMISSIONS
         ------------------------------------------------
                                          POLICY YEARS
                                       ------------------
                                        1          2 - 10
                                       ---         ------
         PRIMARY PREMIUM                -            9%
         EXCESS PREMIUM                 2%           2%

         Notes for Options

         For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

         A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

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         B. Upon receipt of any Unscheduled Premium, the Company will determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the unscheduled Premium over the Primary Premium is the Excess Premium.

         C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

         D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

2.       OPTIONSPLUS (FORMS C126, C127, C128 AND STATE VARIATIONS)

         First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on the face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

         For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.

                                                 OptionsPlus
                ---------------------------------------------------------------------------
                                                          RENEWAL         FEES
                                                        COMMISSIONS      ------
                                                   --------------------  POLICY
                                                        POLICY YEARS      YEARS   FIRST YEAR
                                    FIRST YEAR     -------------  -----  ------    EXPENSE
                                    COMMISSIONS       2-10         2-10    11+    ALLOWANCE
                                  ---------------------------------------------------------
                  AGE AT ISSUE                       PREMIUM
                 OR AT INCREASE                       BASED
                TO FACE AMOUNT*   TARGET  EXCESS  (% of Premium)   ASSET BASED       TARGET
                ---------------   ------  ------  -------------- --------------     -------
                     1-65           50%     2%         2%         0.25%   0.25%        31%
                      70            45      2          2          0.25    0.25         26
                      75            35      2          2          0.25    0.25         21
                      80            25      2          2          0.25    0.25         16

* To obtain commission rates for intermediate issue ages, use straight line interpolation.


3.       SURVIVOR OPTIONSPLUS (FORMS C130, C130A, AND STATE VARIATIONS)

         Face amount increase is not permitted for Survivor OptionsPlus.

         First year commission rates will apply during the first Policy Year. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

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         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.


                              Survivor OptionsPlus

                                 RENEWAL COMMISSIONS        FEES
                                 -----------------------------------
                                      POLICY YEARS      POLICY YEARS  FIRST YEAR
                   FIRST YEAR    -----------------------------------    EXPENSE
                  COMMISSIONS       2-10          2-10       11+       ALLOWANCE
               ------------------------------------------------------------------
                                   PREMIUM
JOINT EQUAL                          BASED
AGE AT ISSUE   TARGET   EXCESS   (% of Premium)        ASSET BASED     TARGET
------------   ------   ------   --------------  -------    ------   ------------
  25-80         45%      2%          2%           0.25%      0.25%       27%

4.       CONVERTIBLE TERM LIFE INSURANCE RIDER (FORM C308 AND STATE VARIATIONS)

         First year commission rates will apply during the first year of the rider. First year commissions will not be paid on increases in the insurance amount.

         First year commissions will be paid at the Target rate listed for the OptionsPlus or Survivor OptionsPlus policy to which the rider is attached up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide.

         For policies which have had a rider added after policy issue, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent rider; then to the next most recent rider, and finally to the initial policy face amount. If two riders are added on the same date, premiums will be allocated to each rider in proportion to the respective Commissionable Target Premiums.

ASSET BASED RENEWAL COMMISSIONS FOR OPTIONSPLUS AND SURVIVOR OPTIONSPLUS

Asset Based Commissions will be calculated based on the Unloaned Policy Account Value for each policy with an Unloaned Policy Account Value equal or exceeding $1,000 as of the end of the Policy Year. The Unloaned Policy Account Value equals the amount in the Separate Account and Guaranteed Account, excluding the amount in the loan account.

A.       Policies issued on or after 1/1/1998

         Asset Based Commissions will be paid at the end of each Policy Year beginning at the end of the second Policy Year according to the renewal rates shown in the tables above.

B.       Policies issued before 1/1/1998

         No asset based commission or fee will be paid on policies issued before 1/1/1998 unless a policy has a face amount increase on or after 1/1/1998.

         For policies that have a face amount increase on or after 1/1/1998 (excluding a face amount increase resulting from changing from Death Benefit Option B to Option A), an asset based commission or fee will be paid beginning on the policy anniversary following the 12 month period from the date of the increase. The rate of asset based commission or fee will be determined according to the Increase Ratio and the table below. Subsequent face amount increases or decreases will cause the asset rate to be recalculated.


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                                         Face Amount of the Increase
              Increase Ratio Equals ---------------------------------------
                                          Total Policy Face Amount

                                                              ASSET BASED
                                                ---------------------------------------
                    Increase Ratio              Renewal Commissions       Renewal Fees
               -------------------------        -------------------     ---------------
               At Least    But Less Than         Policy Years 2-10      Policy Years 11+
               --------    -------------        -------------------     ---------------
                  0%            10%                   0.00%                   0.00%
                  10%           20%                   0.02%                   0.02%
                  20%           30%                   0.05%                   0.05%
                  30%           40%                   0.07%                   0.07%
                  40%           50%                   0.10%                   0.10%
                  50%           60%                   0.12%                   0.12%
                  60%           70%                   0.15%                   0.15%
                  70%           80%                   0.17%                   0.17%
                  80%           90%                   0.20%                   0.20%
                  90%          100%                   0.22%                   0.22%

CHARGEBACKS FOR OPTIONSPLUS AND SURVIVOR OPTIONSPLUS

In addition to the provisions in section 5(h) of the Personal Producing General Agent's Agreement, if a policy produced by the General Agent lapses, is surrendered or the face amount is reduced, any commissions and expense allowance payments shall be refunded to the Company based on the formula listed below:

Date of Policy Lapse, Surrender
  or Face Amount Reduction                     Commission/Expense Chargebacks
-------------------------------                ------------------------------
Issue date of policy or date of                100% of commissions and expense
increase in face amount to the                 allowances paid less 100% of the
end of the first 6 months                      policy Sales Surrender Charge
                                               applicable to the Lapse, Surrender
                                               or Reduction

Beginning of month 7 through                   70% of commissions and expense
the end of 12 months after the                 allowances paid less 70% of the
issue date of policy or date of                policy Sales Surrender Charge
increase in face amount                        applicable to the Lapse, Surrender
                                               or Reduction

Beginning of month 13 through                  50% of commissions and expense
the end of 24 months after the                 allowances paid less 50% of the
issue date of policy or date of                policy Sales Surrender Charge
increase in face amount                        applicable to the Lapse, Surrender
                                               or Reduction

Any chargeback on a policy produced by a PGA or PPA under the General Agent's Supervision will be at the percentage of commissions stated above and will not be reduced by any percentage of the policy Sales Surrender Charge.

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4.       ADDITIONAL FIRST YEAR COMMISSIONS

         Additional commissions on Options Scheduled Premiums, OptionsPlus Premiums, and Survivor OptionsPlus Premiums up to the amount of the Commissionable Target Premium.


         RATIO OF GENERAL AGENT TO GENERAL                 ADDITIONAL
         AGENT, PGA, AND PPA PRODUCTION                    COMMISSION
              Less than 50%                                     5%
              50% but less than 60%                             4%
              60% but less than 70%                             3%
              70% but less than 80%                             2%
              80% but less than 90%                             1%
              90% and over                                      0%

This Commission Schedule hereby amends and should be filed with your current Agreement.

        This Amendment is effective on or as of ______________________.

                                        Provident Mutual Life insurance Company

                                                 /s/ Robert W. Kloss

                                                     PRESIDENT

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